News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: tgelston@terex.com

TEREX ANNOUNCES FIRST QUARTER RESULTS

WESTPORT, CT, April 25, 2007 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations for the first quarter of 2007 of $113.8 million, or $1.09 per share, compared to income from continuing operations of $76.9 million, or $0.75 per share, for the first quarter of 2006. Income from continuing operations for the first quarter of 2007 included a $12.5 million pretax charge related to the early extinguishment of the Company’s 9-1/4% Senior Subordinated Notes, which negatively impacted earnings per share by $0.08. Net sales reached $2,012.7 million in the first quarter of 2007, an increase of 18.8% from $1,693.9 million in the first quarter of 2006. The increase in net sales versus the prior year period was favorably impacted 1.7% by an acquisition and 4.7% by the effect of currency exchange rates. Debt, less cash and cash equivalents, increased in the first quarter of 2007 by $187 million from December 31, 2006 levels. All per share amounts are on a fully diluted basis.

“We continue to be very pleased with the strong performance of our overall business,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “Terex continues to mature, strengthen and be a more capable enterprise in all facets of its business. Given these continued steps forward, and a global economy that we anticipate to remain robust for the foreseeable future, we remain positive in the outlook for our financial performance.”

“We gauge our financial progress as an organization by certain key metrics,” added Mr. DeFeo. “Of note this quarter, we made a 2.3 percentage point improvement in our gross margin, driven by a combination of better manufacturing leverage and the positive impact of pricing initiatives in excess of cost pressures. This results in an incremental gross margin of almost 33%. The improvements in gross margin translated to a strong increase in overall operating profitability, with operating margin increasing 1.6 percentage points over the comparable 2006 quarter, and results in a Return on Invested Capital (“ROIC”) of approximately 39.7% for the twelve months ended March 31, 2007.”

Tom Riordan, Terex’s President and Chief Operating Officer, commented, “While the overall performance of our business was positive, we need to increase our vigilance and focus on reducing working capital in our businesses. Our working capital remains higher than we would like, highlighting the operational and production challenges that we need to face going forward, including improving production and supplier scheduling coordination and capability. Working capital increased in the first quarter of 2007 due to the preceding items, as well as to support the rapid increase in demand expected for the upcoming seasonally strong delivery period.”

Mr. Riordan continued, “We continue to benefit from an operating environment that is poised to produce another year of significant growth, as evidenced by our backlog of approximately $3.4 billion at the end of the first quarter of 2007, up 56% from our backlog at March 31, 2006. Our North American Crane businesses, specifically rough terrain cranes and boom trucks, rebounded sharply in terms of demand compared with this same time last year, and the backlog for our German large crawler cranes has increased in response to large infrastructure projects in Asia, the Middle East and Africa. Our Mining business backlog reflects the impact of recent large equipment orders from China and Australia. Both our Construction and Aerial Work Platforms businesses are experiencing rapidly increasing European demand. While backlog is an indicator that highlights demand and production capabilities, both good and bad, we are encouraged by the high level of order activity surrounding Terex products.”

“In February, we provided earnings guidance for our 2007 performance, indicating that we anticipated earnings per share to be between $5.00 and $5.40 per share, including the impact of certain one-time items such as the costs associated with the early retirement of debt, and we expected net sales to be between $8.2 and $8.5 billion,” Mr. DeFeo added. “This would represent a 29-39% EPS increase versus 2006. Given our performance this quarter, balanced with the uncertainties surrounding a few of our end markets, we now anticipate sales and earnings per share for 2007 to be at the high end of our previously provided range. We remain confident about our business prospects for the remainder of 2007.”

In this press release, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Non-GAAP financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

	Three months ended March 31,
	2007	2006
	(in millions, except per share amounts)
Net sales	$2,012.7	$1,693.9
Gross profit	$412.0	$307.5
SG&A	211.3	165.6
Income from operations	200.7	141.9
Interest and other	(6.2)	(21.2)
Loss on early extinguishment of debt	(12.5)	-
Income before income taxes from continuing operations	182.0	120.7
Income taxes	(68.2)	(43.8)
Income from continuing operations	113.8	76.9
Income from discontinued operations-net of tax	-	1.9
Net income	$113.8	$78.8
Earnings per share	$1.09	$0.77
EBITDA	$218.5	$159.7
Backlog	$3,413.0	$2,181.1
Average Fully Diluted Shares Outstanding	104.7	102.4

Segment Performance

All segment performance data for both 2007 and 2006 is presented in accordance with U.S. GAAP, other than backlog, which is a non-GAAP measure that is further described in the Glossary included at the end of this release. The 2006 results exclude the performance of the Tatra heavy duty on and off road truck business, which was sold in September 2006, and is now included in the financial statements as a discontinued operation.

Terex Aerial Work Platforms

	Three months ended March 31,
	(in millions)
	2007		2006
		% of Net Sales		% of Net Sales
Net sales	$547.7		$458.5
Gross profit	$146.4	26.7%	$117.0	25.5%
SG&A	47.1	8.6%	37.1	8.1%
Income from operations	$99.3	18.1%	$79.9	17.4%
Backlog	$675.5		$763.7

Net sales for the Terex Aerial Work Platforms segment for the first quarter of 2007 increased $89.2 million, or 19.5%, to $547.7 million from $458.5 million in the first quarter of 2006. Strong international demand, particularly from Europe, drove the net sales increase, supported by solid demand fundamentals in the U.S. market. Gross margin for the quarter was 26.7%, compared to 25.5% for the quarter ended March 31, 2006, and was favorably impacted by continued production efficiencies, increased net sales volume and the effect of prior pricing actions in international markets. SG&A expenses for the first quarter of 2007 were $47.1 million, or 8.6% of net sales, compared to $37.1 million, or 8.1% of net sales, for the first quarter of 2006. The increase was due to expenditures to support the growth of the European market and the recently opened Middle East sales and service office, combined with increased trade show expenses incurred primarily in the United States. Income from operations increased to $99.3 million, or 18.1% of net sales, in the first quarter of 2007, from $79.9 million, or 17.4% of net sales, in the first quarter of 2006.

“The Terex AWP team is pleased with the overall results achieved for the first quarter,” said Tim Ford, President – Terex Aerial Work Platforms. “With regard to the U.S. market, demand remains quite favorable. However, unlike the previous two years, where customers ordered early in the year to ensure delivery, industry wide supply has generally come into balance with demand. International demand is exceedingly strong. In response, we allocated a significant amount of our first quarter production to international markets, particularly Western Europe. We continue to forecast strong international growth for 2007, favorably driving results for our segment. One of our challenges, however, is the time required to ship products from U.S. manufacturing sites to our overseas customers. We are addressing this by producing aerial work platforms in Europe. We began production this April of a Z-boom product at our facility in Italy, and a second Z-boom model is slated to begin production there later in the year.”

Mr. Ford continued, “Reflective of this shift in demand, our working capital has increased as the amount of finished goods in transit to international markets has increased. We expect to operate with a higher level of working capital than we have historically required until we achieve a more significant level of production in Europe.”

Terex Construction

	Three months ended March 31,
	(in millions)
	2007		2006
		% of Net Sales		% of Net Sales
Net sales	$407.8		$333.5
Gross profit	$50.4	12.4%	$37.9	11.4%
SG&A	44.3	10.9%	34.9	10.5%
Income from operations	$6.1	1.5%	$3.0	0.9%
Backlog	$598.8		$250.2

Net sales in the Terex Construction segment for the first quarter of 2007 increased $74.3 million, or 22.3%, to $407.8 million from $333.5 million in the first quarter of 2006. Strong global non-residential construction trends drove the net sales increase, with particular strength in Europe for compact construction equipment and globally for heavy trucks. In addition, the impact of currency exchange rates accounted for approximately one third of the net sales increase. Backlog increased $348.6 million as compared to the first quarter of 2006, impacted by both strong customer demand, particularly in Europe, and certain supplier constraints that limited the Company’s production capability in the quarter. Gross margin for the first quarter of 2007 of 12.4% improved from the prior year’s first quarter gross margin of 11.4% due to production cost efficiencies from increased volume as well as favorable pricing actions, offsetting currency challenges resulting from selling products into the North American market that are manufactured in Terex’s European locations. SG&A expenses for the first quarter of 2007 were $44.3 million, or 10.9% of net sales, compared to $34.9 million, or 10.5% of net sales, in the first quarter of 2006. Increased SG&A expenses, as compared to the 2006 period, reflect increased engineering costs associated with product improvements, the impact of currency exchange rates and increased selling costs resulting from improving the global sales and support network. Income from operations for the quarter was $6.1 million, or 1.5% of net sales, compared to income from operations of $3.0 million, or 0.9% of net sales, for the first quarter of 2006.

“The markets for our construction equipment are favorable and demand is strong, particularly in Europe and Africa,” commented Robert Isaman, President - Terex Construction. “We need to concentrate on supply chain management, demand planning, and production efficiencies to lower our total cost structure. Some of our suppliers have not been able to increase their production to the rates we require, particularly for our material handlers and hydraulic excavators. We continue to work with these suppliers, as well as evaluating and establishing alternative supplier arrangements, including sourcing from lower cost suppliers throughout the world.”

Mr. Isaman added, “Overall, demand for our products remains strong. We are seeing a continued general softening in the U.S. market for compact construction equipment, but this has been more than offset by strong demand for compact construction equipment in Germany and Europe in general. The Terex Construction segment has a much stronger presence in Europe than in North America, so we should continue to benefit from the strong and growing demand in Europe as these economies continue to expand.”

Terex Cranes

	Three months ended March 31,
	(in millions)
	2007		2006
		% of Net Sales		% of Net Sales
Net sales	$500.8		$368.7
Gross profit	$99.6	19.9%	$55.2	15.0%
SG&A	46.6	9.3%	29.2	7.9%
Income from operations	$53.0	10.6%	$26.0	7.1%
Backlog	$1,285.9		$634.2

Net sales in the Terex Cranes segment for the first quarter of 2007 increased $132.1 million to $500.8 million from $368.7 million in the first quarter of 2006, reflecting improvement in all product categories and expansion into the Asian market, as well as the favorable impact of currency exchange rates. Terex’s acquisition of a controlling 50% ownership interest in a Chinese crane manufacturer in April 2006 accounts for approximately one-fifth of the growth in net sales in the quarter. Excluding the impact of currency exchange rates and this acquisition, net sales grew approximately 22%. SG&A expenses increased in the first quarter of 2007 to $46.6 million, or 9.3% of sales, higher as a percentage of sales when compared to the first quarter of 2006 rate of 7.9% on $29.2 million of SG&A expenses. This was mainly due to increased investment in sales and administrative infrastructure to support increasing sales and production volumes, a $4.5 million increase in the corporate expense allocation, the impact of currency exchange rates, and the Chinese crane acquisition. Income from operations was positively impacted by higher sales volume and prior pricing actions and increased $27.0 million to $53.0 million, or 10.6% of sales, for the first quarter of 2007, from $26.0 million, or 7.1% of sales, for the first quarter of 2006.

"Overall, the Terex Cranes segment continued to build on the significant internal growth experienced in 2006," commented Steve Filipov, President - Terex Cranes. "The market for cranes worldwide remains outstanding, with increasing global demand for our products resulting in a historically high level of backlog. More specifically, demand in North America continues to be strong, and increasing infrastructure and energy related requirements in emerging economies are also driving demand."

Mr. Filipov continued, "The challenge we face is meeting this demand. Our factory performance continues to improve, best reflected by our income from operations for the first quarter of 2007 having more than doubled from the first quarter of 2006 on sales growth of 36%. Despite factory performance improvements in all crane product categories, the unprecedented current demand continues to stress our supply chain and our internal operations, such as welding capabilities. We have addressed and will continue to address the limited supply of certain components and production bottlenecks through improved coordination with our suppliers and implementation of lean principles to better utilize our manufacturing footprint. Our ability to rapidly succeed on these productivity improvement initiatives creates continued room to drive significant financial improvements going forward.”

Mr. Filipov added, “Our Chinese crane manufacturer had a terrific quarter and is launching a new 50-ton truck crane at Bauma, the world’s largest construction industry trade show, targeting the African, Middle Eastern and South American markets. This will enable us to better position ourselves in these markets through improved availability and a product suited for current demand.”

Terex Materials Processing & Mining

	Three months ended March 31,
	(in millions)
	2007		2006
		% of Net Sales		% of Net Sales
Net sales	$395.3		$380.9
Gross profit	$90.3	22.8%	$76.3	20.0%
SG&A	43.9	11.1%	35.3	9.3%
Income from operations	$46.4	11.7%	$41.0	10.8%
Backlog	$700.1		$323.5

Net sales for the Terex Materials Processing & Mining segment for the first quarter of 2007 increased $14.4 million to $395.3 million from $380.9 million in the first quarter of 2006. The increase in net sales was attributable to the continued growth of the mobile crushing and screening product lines, as well as increased sales from drilling products, and the impact of currency exchange rates, offset by a softer than anticipated first quarter for larger mining equipment. While strong demand continued, net sales for mining products were lower than in the first quarter of 2006 due to the timing of deliveries, mainly due to supplier constraints. Strong demand contributed to the 116% growth in backlog, including the recently announced order for approximately $93 million of large mining equipment from Fortescue Metals Group Ltd. SG&A expenses increased in the first quarter of 2007 to $43.9 million as compared to $35.3 million in the first quarter of 2006, primarily due to increased costs to build support infrastructure and assist with sales growth, as well as a $2.8 million increase in the corporate expense allocation. Overall, income from operations increased to $46.4 million, or 11.7% of sales, in the first quarter of 2007, from $41.0 million, or 10.8% of sales, in the first quarter of 2006, reflecting a more favorable sales mix and the impact of prior pricing actions.

“Overall, we are pleased with our first quarter results,” commented Rick Nichols, President – Terex Materials Processing & Mining. “The materials processing businesses have posted strong sales growth of 16.9% over the prior year quarter, excluding the impact of currency movements, and backlog has grown significantly. While sales in the North American markets have been flat compared to the first quarter of 2006, we are continuing to see strong global demand. Emerging economies, such as China, India, Latin America and Russia, are expected to continue to grow at a significant rate. These economies have fueled demand, driven by increased infrastructure spending associated with non-residential and municipal activities, and we remain optimistic about future growth and the related impact on our businesses.”

Mr. Nichols continued, “With regard to our mining products, in the quarter we saw significant contribution from our parts business on our installed base of equipment. We expect this trend to continue, and this should be instrumental in delivering strong incremental margin going forward. However, we did experience a slowdown in new mining equipment sales in the quarter. We continue to see all of the elements that support an extended mining cycle, with our views influenced by the overall strength of the global economy and the significantly increasing demands of both industrial and emerging economies for energy and raw material, but we will monitor the unfolding trends carefully.”

Terex Roadbuilding, Utility Products and Other

	Three months ended March 31,
	(in millions)
	2007		2006
		% of Net Sales		% of Net Sales
Net sales	$178.8		$179.0
Gross profit	$24.1	13.5%	$24.0	13.4%
SG&A	21.7	12.1%	16.5	9.2%
Income from operations	$2.4	1.3%	$7.5	4.2%
Backlog	$152.7		$209.5

Net sales for the Terex Roadbuilding, Utility Products and Other segment for the first quarter of 2007 were essentially flat at $178.8 million, versus $179.0 million for the first quarter of 2006. SG&A expenses for the first quarter of 2007 were $21.7 million, or 12.1% of sales, compared to $16.5 million, or 9.2% of sales, in the first quarter of 2006, reflecting increased engineering costs for product development, an increase in the corporate expense allocation, as well as continued investment in the administrative support functions in this segment, mainly in the Terex Financial Services operation. Income from operations decreased to $2.4 million, or 1.3% of sales, from $7.5 million, or 4.2% of sales, in the first quarter of 2006.

“There were many things that impacted this reporting segment’s performance in the first quarter,” commented Tom Riordan. “Overall, our Roadbuilding and Utility Products businesses give us reason for optimism moving forward. For our Utility Products business, market conditions remain generally solid, and our ability to timely deliver product is better now than it has been in some time, resulting from both better capacity planning efforts and better flow lines at our installation locations. For our Roadbuilding business, the demand for our asphalt and concrete plants, along with paving equipment, continue to show signs of strength. This can be attributed to the strong demand for new commercial infrastructure and funding related to the domestic U.S. highway bill that is beginning to impact the industry. However, our concrete mixing truck business continues to reflect the impact of a softer U.S. residential housing construction market, which we expect to continue for the near term, and this has been the primary contributor to the decline in backlog versus the prior year in this reporting segment.”

Mr. Riordan continued, “In the quarter, we recognized losses of $3.5 million related to the continued wind down of the Company’s re-rental fleet and certain charges incurred with respect to a distribution joint venture which we consolidate within this segment. We would anticipate the results of this business segment in the future to more closely reflect the improving trends of the roadbuilding and utility product end-markets.”

Terex Corporate / Eliminations

	Three months ended March 31,
	(in millions)
	2007	2006

Net sales	$(17.7)	$(26.7)
Loss from operations	$(6.5)	$(15.5)

The reduction in loss from operations versus the prior year reflects the increase of approximately $12 million in allocation of corporate costs to the business segments in 2007 versus the prior year. Corporate expense before allocations to the business segments increased, as Terex continues to invest in Company-wide initiatives, including supply management, manufacturing strategy, an enterprise management system, marketing, and the Terex Business System.

Capital Structure and Taxes

“Debt decreased $85 million in the first quarter compared to the December 31, 2006 level, reflecting the pay down of the remaining $200 million of the Company’s 9-1/4% Senior Subordinated Notes in January 2007,” commented Phil Widman, Senior Vice President and Chief Financial Officer. “However, debt, less cash and cash equivalents, increased $187 million to $273 million at the end of the first quarter of 2007, from $86 million at the end of 2006, as the Company invested in working capital in preparation for seasonally strong second quarter sales and due to the payment of certain longer term incentive compensation and taxes in the first quarter. Cash usage in the first quarter is consistent with our comments provided at the beginning of the year that cash flow will continue to closely reflect the seasonal trends of our business. Debt, less cash and cash equivalents, was $342 million lower when compared with the same period last year, reflecting the strong cash flow of 2006. Our interest expense in the quarter was down $10.3 million versus the first quarter of 2006, reflecting the payoff of $500 million of senior subordinated notes in the past year.”

Mr. Widman continued, “Working capital as a percent of trailing three month annualized sales was approximately 22% at the end of the first quarter of 2007, as compared to approximately 19% at the end of the first quarter in 2006. This reflects the impact of the increased level of international business which is causing longer transport times for finished goods, investment ahead of our traditionally seasonally strong second quarter and supplier disruptions at certain production locations. We are focused on improving our efficiency in working capital management to enhance cash flow performance, where we feel we have not yet reached our potential. We continue to target a 15% working capital to trailing three month annualized sales goal, although this level is more challenging as we increase the international aspects of our business. The Company’s performance has led to a ratio of Debt less cash and cash equivalents to total capitalization of 12.9% at the end of the first quarter of 2007, meaningful progress when compared to the approximate 32.6% result achieved at March 31, 2006.”

Commenting on the effective tax rate used in this release, Mr. Widman stated, “The effective tax rate for continuing operations for the first quarter of 2007 was 37.5%, compared to the effective tax rate for continuing operations of 36.3% for the first quarter of 2006.  Discrete items during the first quarter of 2007 increased the effective tax rate, due mainly to the tax expense associated with the repayment of an intercompany loan and the early extinguishment of debt.  We continue to forecast a full year effective tax rate for continuing operations of 36%.  The effective tax rate can fluctuate quarter to quarter as a result of discrete items and changes in the assumptions related to the jurisdictional mix of income and valuation allowances.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to maintain adequate disclosure controls and procedures, maintain adequate internal controls over financial reporting and file its periodic reports with the SEC on a timely basis; the previously announced investigations by the SEC and the Department of Justice; limitations on Terex’s ability to access the capital markets using short form SEC documents; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2006 net sales of approximately $7.6 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006

Net sales	$2,012.7	$1,693.9
Cost of goods sold	1,600.7	1,386.4

Gross profit	412.0	307.5
Selling, general and administrative expenses	211.3	165.6

Income from operations	200.7	141.9
Other income (expense)
Interest income	3.4	2.2
Interest expense	(14.2)	(24.5)
Loss on early extinguishment of debt	(12.5)	-
Other income (expense) – net	4.6	1.1
Income from continuing operations before income taxes	182.0	120.7

Provision for income taxes	(68.2)	(43.8)
Income from continuing operations	113.8	76.9
Income from discontinued operations – net of tax	-	1.9
Net income	$113.8	$78.8
PER COMMON SHARE:
Basic
Income from continuing operations	$1.11	$0.77
Income from discontinued operations	-	0.02
Net income	$1.11	$0.79
Diluted
Income from continuing operations	$1.09	$0.75
Income from discontinued operations	-	0.02
Net income	$1.09	$0.77

Weighted average number of shares outstanding in per share calculation
Basic	102.2	99.8
Diluted	104.7	102.4

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except par value)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$405.2	$676.7
Trade receivables (net of allowance of $60.3 at March 31, 2007 and December 31, 2006)	1,137.7	950.5
Inventories	1,759.7	1,502.0
Deferred taxes	138.1	132.9
Other current assets	149.1	170.7
Total current assets	3,589.8	3,432.8
LONG-TERM ASSETS
Property, plant and equipment – net	350.9	338.5
Goodwill	635.6	632.8
Deferred taxes	178.7	172.5
Other assets	195.6	209.3

TOTAL ASSETS	$4,950.6	$4,785.9

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$17.2	$227.0
Trade accounts payable	1,143.1	1,034.3
Accrued compensation and benefits	148.2	169.3
Accrued warranties and product liability	113.5	107.6
Other current liabilities	494.7	489.0
Total current liabilities	1,916.7	2,027.2
NON-CURRENT LIABILITIES
Long-term debt, less current portion	661.2	536.1
Other	520.8	471.6
TOTAL LIABILITIES	3,098.7	3,034.9
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $.01 par value – authorized 150.0 shares; issued 105.3 and 104.7 shares at March 31, 2007 and December 31, 2006, respectively	1.1	1.0
Additional paid-in capital	942.5	923.7
Retained earnings	784.6	707.3
Accumulated other comprehensive income	165.8	155.2
Less cost of shares of common stock in treasury – 3.6 shares at March 31, 2007 and December 31, 2006	(42.1)	(36.2)
Total stockholders’ equity	1,851.9	1,751.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,950.6	$4,785.9

TEREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Activities
Net income	$113.8	$78.8
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	15.9	15.5
Amortization	2.4	3.2
Deferred taxes	(2.6)	17.6
Loss on early extinguishment of debt	3.2	-
Gain on sale of assets	(4.9)	(0.6)
Stock-based compensation	15.7	13.7
Excess tax benefit from stock-based compensation	(10.8)	(4.9)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(182.3)	(149.6)
Inventories	(248.1)	(92.6)
Trade accounts payable	102.8	65.3
Accrued compensation and benefits	(30.4)	8.0
Income taxes payable	47.4	7.0
Accrued warranty and product liability	3.9	(4.1)
Other, net	(16.8)	21.5
Net cash used in operating activities	(190.8)	(21.2)
Investing Activities
Acquisition of businesses, net of cash acquired	-	(15.2)
Capital expenditures	(22.2)	(14.1)
Investments in and advances to affiliates	-	(3.4)
Proceeds from sale of assets	8.9	-
Net cash used in investing activities	(13.3)	(32.7)
Financing Activities
Principal repayments of long-term debt	(200.0)	-
Excess tax benefit from stock-based compensation	10.8	4.9
Proceeds from stock options exercised	4.2	-
Net borrowings (repayments) under credit facilities	115.1	(1.5)
Share repurchase	(5.4)	-
Other, net	2.3	(0.9)
Net cash (used in) provided by financing activities	(73.0)	2.5
Effect of Exchange Rate Changes on Cash and Cash Equivalents	5.6	4.7
Net Decrease in Cash and Cash Equivalents	(271.5)	(46.7)
Cash and Cash Equivalents at Beginning of Period	676.7	553.6
Cash and Cash Equivalents at End of Period	$405.2	$506.9

GLOSSARY

In this press release, in an effort to provide investors with additional information regarding the Company’s results, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended March 31, 2007, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$661.2
Notes payable and current portion of long-term debt	17.2

Debt	$678.4

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended March 31,
	(in millions)
	2007	2006

Income from operations	$200.7	$141.9
Depreciation	15.9	15.5
Amortization	2.4	3.2
Bank fee amortization not included in income from operations	(0.5)	(0.9)
EBITDA	$218.5	$159.7

Incremental Gross Margin is defined as the year over year change in gross profit divided by

the year over year change in net sales. Stated as a percentage, it is one of several indicators         that measures efficiency of running a business, and Terex uses this as one measure of improvement in profitability in excess of volume changes.

	Three months ended March 31,
	2007	2006	Change
Gross Profit	$412.0	$307.5	$104.5
Net Sales	$2,012.7	$1,693.9	$318.8

	Incremental Gross Margin		32.8%

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the last four quarters’ Income from operations by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. ROIC measures how effectively the Company uses money invested in its operations. For example, Return on Invested Capital highlights the level of value creation when compared to the Company’s cost of capital. Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.

	Mar 07	Dec 06	Sep 06	Jun 06	Mar 06
Income from Operations	$200.7	$169.4	$196.8	$213.2

Debt (as defined above)	$678.4	$763.1	$791.7	$1,055.8	$1,122.3
Less: Cash and cash equivalents	(405.2)	(676.7)	(428.3)	(525.7)	(506.9)
Debt less Cash and cash equivalents	$273.2	$86.4	$363.4	$530.1	$615.4

Total stockholders equity	$1,851.9	$1,751.0	$1,591.7	$1,490.5	$1,274.1

Debt less Cash and cash equivalents plus Total stockholder’s equity	$2,125.1	$1,837.4	$1,955.1	$2,020.6	$1,889.5

ROIC	39.7%
Income from operations (last 4 quarters)	$780.1
Average Debt less Cash and cash equivalents plus Total stockholder’s equity (5 quarters)	$1,965.5

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.
Total stockholders' equity	$1,851.9
Debt (as defined above)	678.4
less: Cash and cash equivalents	405.2

Total Capitalization	$2,125.1

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

Inventory	$1,759.7
Trade Receivable, net	1,137.7
Less: Trade Accounts Payable	(1,143.1)
Total Working Capital	$1,754.3

###